EXHIBIT 99.1

US ECOLOGY ANNOUNCES FORMATION OF BOARD CORPORATE RESPONSIBILITY

AND RISK COMMITTTEE

Boise, Idaho – April 2, 2020 – US Ecology, Inc. (NASDAQ-GS: ECOL) (“US Ecology” or “the Company”) today announces that the Company’s Board of Directors (the “Board”) have formed a Corporate Responsibility and Risk Committee (the “Committee”) to oversee and monitor the Company’s enterprise-wide approach to risk management and provide guidance to management with respect to social and environmental initiatives, among other matters. The Committee will be comprised of Board members Melanie Steiner, Glenn A. Eisenberg, Daniel Fox, and John T. Sahlberg, with Melanie Steiner as its chair.

Jeffrey R. Feeler, President, Chief Executive Officer, and Chairman of the Board of Directors of US Ecology, commented, “The formation of this Committee is an important step in the Company’s ongoing efforts to create a sustainable future for our environment, our people, and the communities in which we operate and to further align US Ecology’s strategy with the interests of its stakeholders.”

ABOUT US ECOLOGY, INC.

US Ecology, Inc. is a leading provider of environmental services to commercial and government entities. The Company addresses the complex waste management and response needs of its customers offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, leading emergency response and standby services, and a wide range of complementary field and industrial services. US Ecology’s focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of US Ecology’s customers and to build long lasting relationships. US Ecology has been protecting the environment since 1952. For more information, visit www.usecology.com.

Contact: Alison Ziegler, Darrow Associates (201) 220-2678
aziegler@darrowir.com   www.usecology.com